UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: May 12, 2014 (May 6, 2014)
(Date of Earliest Event Reported)

PANACHE BEVERAGE, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-52670	20-2089854
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 Fifth Avenue, 3rd Floor
New York, NY 10011
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (646) 480-7479

__________________________________
(Former name, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

In connection with the notice of default described below, on May 8, 2014, Panache Beverage, Inc. (the “Company”) entered into a forbearance agreement (the “Forbearance Agreement”) with Consilium Corporate Recovery Master Fund LTD (“Consilium”), which provides that Consilium shall not exercise any of its rights under that certain Amended and Restated Loan Agreement, dated as of May 9, 2013, as amended to date, and the ancillary promissory notes and related loan documents related thereto (collectively, the “Loan Agreement”) for a period ending on June 6, 2014. In addition, the Forbearance Agreement allows the Company to draw down the remaining $200,000 held in escrow under the Loan Agreement and provides for an additional $100,000 in funding by Consilium. Such funds will be used solely to pay operating costs set forth in a budget agreed to by the Company and Consilium.

Under the Loan Agreement, Panache Distillery, LLC, a subsidiary of the Company, granted Consilium a security interest in the real and personal property constituting the distillery purchased by Panache Distillery, LLC in August 2013 (the “Distillery Property”). In connection with the Forbearance Agreement, Panache Distillery, LLC entered into a Second Amended and Restated Guaranty Mortgage and Security Agreement (the “Distillery Mortgage”), replacing the earlier grant of a security interest in the Distillery Property.

Item 2.01  Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On May 6, 2014, we received written notice from Consilium (the “Default Notice”) of certain events of defaults under the Loan Agreement. The aggregate principal amount due under the Loan Agreement as of the date hereof is $6,100,000.

Pursuant to the Default Notice, Consilium has agreed not to charge the default interest rate or late fee on the outstanding obligations and does not intend to exercise any other rights and remedies available to it at this time, but reserves the right to do so.

The Loan Agreement provides that upon the occurrence of an event of default, among other things, all obligations of the Company owed to Consilium will bear the interest at the default rate of 17% per annum while such defaults exist and the Company is required to pay Consilium a late fee of 5% of any monthly installment of principal, interest and/or fees and expenses. In addition, upon the election of Consilium, all obligations under the Loan Agreement may become immediately due and payable.

Pursuant to the Loan Agreement, the Company pledged certain of its assets to Consilium, including (i) its second priority security interest in the real and personal property constituting the distillery own by Panache Distillery, LLC, pursuant to the Distillery Mortgage, (ii) its security interest in its membership interests in Panache, LLC, Panache USA, LLC, Alibi NYC, LLC, Alchemy International, LLC and Panache Distillery, LLC, pursuant to an Amended and Restated Pledge and Security Agreement, dated as of May 9, 2013, (iii) trademarks held by its subsidiaries Alibi NYC, LLC and Alchemy International, LLC pursuant to a Trademark Security Agreement and (iv) its depository account and the escrow account holding funds yet to be disbursed pursuant to the Loan Agreement, pursuant to a Pledge and Assignment of Depository Account. In addition, the Loan Agreement is additionally secured by the limited guaranty of Panache, LLC, Alibi NYC, LLC, and Alchemy International, LLC.

The Loan Agreement is also secured by certain stock pledge agreements with certain principal stockholders, who pledged and aggregate of 19,900,000 shares of the Company’s common stock as collateral.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 hereof is incorporated herein by reference.

Item 7.01  Regulation FD Disclosure.

On May 12, 2014, the Company issued a press release announcing the receipt of the Default Notice and the entering into of the Forbearance Agreement. A copy of this press release is included as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01  Financial Statements and Exhibits:

(a) Financial Statements - Not Applicable

(b) Pro-Forma Financial Information - Not Applicable

(c) Shell Company Transactions - Not Applicable

(d) Exhibits:

10.1	Forbearance Agreement, dated May 8, 2014, by and between the Company and Consilium Corporate Recovery Master Fund LTD.
10.2	Second Amended and Restated Guaranty Mortgage and Security Agreement, dated May 8, 2014, of Panache Distillery, LLC.
99.1	Press Release dated May 12, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PANACHE BEVERAGE, INC.

Dated: May 12, 2014	By:	/S/ MICHAEL ROMER
Michael Romer
Interim Chief Executive Officer